EXHIBIT 99.1

News

MGE Energy Increases Dividend for 44th Consecutive Year

Madison, Wis., Aug. 16, 2019—The board of directors of MGE Energy, Inc. (Nasdaq: MGEE) today increased the regular quarterly dividend rate over 4% to $0.3525 per share on the outstanding shares of the company’s common stock. The dividend is payable Sept. 15, 2019, to shareholders of record Sept. 1, 2019. This raises the annualized dividend rate by 6 cents from $1.35 per share to $1.41 per share.

"MGE Energy has paid dividends for more than one hundred years. We're committed to providing solid returns and building shareholder value," Chairman, President and CEO Jeff Keebler said. "Our board's action today to increase the regular quarterly dividend rate reflects confidence in our long-term business strategy for building your community energy company for the future."

MGE Energy has increased its dividend annually for the past 44 years and has paid cash dividends for more than 100 years.

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric (MGE), generates and distributes electricity to 153,000 customers in Dane County, Wis., and purchases and distributes natural gas to 161,000 customers in seven south-central and western Wisconsin counties.

Contact

Steve Schultz

Corporate Communications Manager

608-252-7219 | sbschultz@mge.com